UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSSION
                              WASHINGTON, DC 20549


                                   FORM 12b-25


                                                   Commission File Number 1-9819

                           NOTIFICATION OF LATE FILING

                                  (Check One):

     |_| Form 10-K |_| Form 11-K |_| Form 20-F |X| Form 10-Q |_| Form N-SAR

                    For the Period Ended: September 30, 2004

|_|      Transition Report on Form 10-K
|_|      Transition Report on Form 20-F
|_|      Transition Report on Form 11-K
|_|      Transition Report on Form 10-Q
|_|      Transition Report on Form N-SAR


     For the Transition Period Ended:


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     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

                          MERIT SECURITIES CORPORATION
                            (Full name of registrant)


                            4551 Cox Road, Suite 300
                         Glen Allen, Virginia 23060-6740
                     (Address of principal executive office)


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                        PART II - RULE 12b-25 (b) AND (c)

     If subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should
be completed. (Check box if appropriate.)                                    |X|

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or subject quarterly report or transition report on Form 10-K, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date.

     (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.


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                              PART III - NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     MERIT Securities Corporation ("Company") is experiencing difficulty in finalizing certain required disclosures in order to complete the filing of its Form 10-Q for the quarter ended September 30, 2004 by the prescribed due date. It is anticipated that such information will be produced and that the Form 10-Q will be filed as soon as possible (and no later than the fifth calendar day following the prescribed due date). The foregoing difficulty could not be eliminated by the Registrant without unreasonable effort and expense, including hiring (if available) additional professional staff on a short-term basis.


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                           PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

              Stephen J. Benedetti          804                    217-5837
                     (Name)             (Area Code)           (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

              [ X ]  Yes            [   ]  No

     (3) Is it anticipated that any significant change in results of operation from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

              [   ]  Yes            [ X ]  No

     Merit Securities Corporation has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                       MERIT SECURITIES CORPORATION



                                       /s/ Kevin J. Sciuk
                                       -----------------------------------------
Date:  November 15, 2004               Kevin J. Sciuk
                                       Vice President, Secretary, Treasurer